Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of July _, 2018 is effective as of the Commencement Date (defined below) between Cano Health, LLC (d/b/a Cano Health), a Delaware limited liability corporation (together with its subsidiaries, the “Company”), and David Armstrong (the “Executive”).

l. Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms set forth herein commencing on the Commencement Date (defined below) and continuing until terminated in accordance with the provisions of Section 3 hereof (the ‘‘Term”). The “Commencement Date” shall be the earlier of September 4, 2018 or such date as mutually agreed by the parties. The Company’s agreement to employ the Executive is contingent on Company’s completing a background check of the Executive, to the satisfaction of the Company, prior to the Commencement Date.

(b) Position and Duties. During the Term, the Executive shall serve as Senior Vice President. General Counsel and Chief Compliance Officer of the Company, and shall have supervision and primary responsibility over the legal and compliance related affairs of the Company, including the maintenance of the Company’s compliance plan and such other powers and duties as may from time to time be prescribed by the Chairman of the Board of Managers of the Company’s parent, Primary Care (ITC) Holdings LLC (the “Board”), the Chief Executive Officer of the Company (the “CEO”) or other authorized executive, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall report directly to the CEO. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may engage in such activities as are approved in writing by the CEO or the Board and to engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement. The Executive shall work primarily from the Company’s offices which will be located in Dade County, Florida; provided that the Executive will be required from time-to-time to travel to the Company’s offices in other locations, and otherwise to fulfill the duties of his position.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial base salary shall be $232,500.00 (two hundred thirty-two thousand five hundred dollars) annually, subject to discretionary increases as a result of annual reviews by the Board (the “Base Salary”). Base Salary will be increased to not less than $235,000.00 in conjunction with Executive’s annual review which the Company agrees to complete in January 2019. The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Annual Bonus. The Executive shall be eligible to receive an annual performance bonus for 2018 and each calendar year during the Term thereafter based upon the Company’s achievement of EBITDA targets and the Executive’s achievement of metrics relevant to Executive’s position to be established jointly between Company and Executive, and achievement approved by the Board in its sole and reasonable discretion (the “Annual Bonus”). For 2018, the Annual bonus will be prorated and measured from the Commencement Date through December 31, 2018. The Executive’s target bonus for 2018 and each year of the Term thereafter shall be 30% of his Base Salary. To earn any such annual bonus, the Executive must be employed by the Company on the date such bonus is paid (and not having provided the Company with notice prior to the payment date of Executive’s intent to terminate his employment), which shall be within thirty (30) of the completion of the Company’s financial audit for the calendar year to which the Annual Bonus pertains.

(c) Purchased Equity; Incentive Equity Grant. Within ninety (90) days of the Commencement Date, the Executive may exercise an option to purchase and purchase up to $100,000 worth of Class A-4 Units of Primary Care (ITC) Holdings, LLC (the “Parent”) at the then current fair market value price per Class A-4 Unit as determined by the Board in its sole and reasonable discretion (the “Executive Purchased Equity”) and in accordance with the terms of a subscription agreement in form and substance satisfactory to the Company. On the date Executive purchases the Executive Purchased Equity (assuming Executive exercises the right to purchase described above), the Parent will provide Executive with a loan of up to 50% of the purchase price for the purchase of the Executive Purchased Equity (the “Loan”), and in consideration therefor, Executive hereby agrees to deliver to the Parent a promissory note and pledge agreement in form and substance satisfactory to Parent (the “Loan Documents”). Notwithstanding the Loan, all Executive Purchased Equity shall be fully vested on the date the purchase is completed, but subject to any repurchase or other rights of the Parent set forth in the Equity Documents (as defined herein). Further, on the Commencement Date, at no cost to Executive the Parent shall issue Executive 15,000 Class B Units (profits interest units) of the Parent (the “Executive Incentive Equity” and, together with the Executive Purchased Equity, they shall be referred to collectively as the “Executive Equity”). The Executive Equity will be subject to the terms and conditions of the Parent’s limited liability company agreement and the Executive Incentive Equity will be subject to the terms and conditions of the equity grant agreement (the “Equity Documents”) and will be contingent upon the approval of the Board of Managers of the Parent. The issuance of the Executive Equity will be contingent upon the Executive agreeing to be bound by the applicable Equity Documents. which shall include, without limitation, the right of the Parent to repurchase the Executive Equity as set forth therein.

(d) Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives. Notwithstanding the foregoing, during the Term, the Company shall reimburse Executive for not less than the following business expenses: professional license renewal fees; continuing education; and professional memberships ..

(e) Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans that are offered to other senior executives of the company and that are in effect from time to time, subject to the terms of such plans. Notwithstanding the foregoing, during the Term the Company shall provide Executive not less than the following benefits, family health, dental and vision insurance to include Executive, spouse and dependents; and, life and short and long term disability insurance covering Executive.

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(f) Paid Time Off; Holidays. During the Term, the Executive shall be entitled to accrue up to twenty (20) days of paid time off (“PTO”) in each calendar year which shall be accrued ratably per pay period. Unused PTO cannot be carried over to the next calendar year and all unused PTO remaining at the end of a calendar year will be forfeited. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

(g) Indemnification. The Executive shall be entitled to receive coverage under the Company’s applicable insurance policies and shall also be entitled to customary officers’ and directors’ indemnification coverage (including for the costs of any litigation incurred in the Executive’s capacity as a director or officer of the Company or of the Parent) under the Company’s and the Parent’s respective limited liability company agreements.

(h) LLC Personal Tax Liabilities. The Parent’s limited liability company agreement shall provide for tax distributions to the Executive in order for the Executive to be able to pay any tax liabilities that result from any allocations or distributions made to the Executive under the Parent’s limited liability company agreement.

3. Termination. During the Term, the Executive’s employment hereunder may be terminated effective on the Date of Termination (defined below) without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause (defined below).

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) shall be deemed a termination without Cause.

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(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason (defined below).

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination (defined below) to the other party hereto.

(g) Definitions.

(i) “Cause” shall mean any one or more of the following as determined by a vote of the majority of the Board: (A) conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that in Company’s reasonable discretion would be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (C) continued non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than fifteen (15) days following written notice of such non-performance from the Board or the CEO; (D) a breach by the Executive of any of the provisions contained in Section 6 of this Agreement; (E) a material violation by the Executive of the Company’s written employment policies ; (F) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; (G) inability of the Executive to perform their duties due to the abuse of alcohol, illegal drugs, or illegal controlled substances; or (H) any action by the Executive not taken in good faith, or the Executives willful misconduct or gross negligence of the Executive’s duties, in any case, that in the Company’s reasonable discretion would be expected to materially injure the business, financial condition, or operations of the Company.

(ii) “Date of Termination” shall mean: (A) if the Executive’s employment is terminated by his death, the date of his death; (B) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (C) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given, and (D) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given and (E) if the Executive’s employment is terminated by the Executive under section 3(e) with Good Reason, the date on which a notice of termination is given after the end of the Cure Period (defined below). Notwithstanding the foregoing, in the event that the Executive gives a Notice of

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Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(iii) “Good Reason” shall mean that the Executive has complied with the Good Reason Process (defined below) following the occurrence of any of the following events: (A) a diminution in the Executive’s duties, responsibilities or authority as Senior Vice President and General Counsel; (B) a diminution in the Executive’s Base Salary; (C) a permanent relocation of the Company’s offices to which the Executive must principally report to a geographic location that is outside of Dade County, Broward County or Palm Beach County, Florida; or (D) the material breach of this Agreement by the Company.

(iv) “Good Reason Process” shall mean that (A) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (B) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within thirty (30) days of the occurrence of such condition; (C) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition if such condition is capable of being remedied; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) the Executive terminates his employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition to the mutual and reasonable satisfaction of the parties during the Cure Period, Good Reason shall be deemed not to have occurred.

(v) “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary and Bonus earned through the Date of Termination, unused PTO that has accrued as of the Date of Termination and any unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause under Section 3(d), or the Executive terminates his employment for Good Reason under Section 3(e), then the Company shall pay the Executive as provided in Section 4(a)(i) and (ii) and, in addition, subject to the Executive signing a general release of claims in favor of the Company and related persons and entities and non-disparagement, in the form attached hereto as Exhibit A (the “Release”) and the Release becoming irrevocable, all within 60 days after the Date of Termination,

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the Company shall continue paying the Executive his final Base Salary as effective on the Date of Termination for twelve (12) months and pay for continuation of the Section 2(e) Other Benefits including COBRA continuation for health benefits for such twelve (12) month period (“Salary Continuation”). The twelve (12) month period (“Salary Continuation Period”) shall commence on the Company’s first regular payroll date following the effective date of the Release. Tax-related deductions and withholdings will apply to Salary Continuation. Salary Continuation is subject to Executive making commercially reasonable efforts to seek employment during the Salary Continuation Period and if Executive commences employment with another employer during the Salary Continuation Period, then Executive shall provide notice of such new employment arrangement to Company and Company shall thereafter be released from making any further Salary Continuation payments to Executive. In addition, within fifteen (15) days from the Date of Termination under Sections 3(d) or (3)(e), with the exception of Termination due to Death or Disability, Company shall notify Executive in writing of its decision to reduce the Salary Continuation Period to a period between six (6) months and twelve (12) months, provided in which case the Noncompete Period (as defined herein) shall likewise be reduced by a corresponding duration, so that the Salary Continuation Period and the Noncompete Period run concurrently. For the avoidance of doubt, the parties agree that in no event shall the Salary Continuation Period be less than six (6) months.

5. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catchup payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid during the time periods as set forth in this Agreement, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1 (h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6. Restrictive Covenants.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 6(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company. For avoidance of doubt, nothing in this

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Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or arc produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Noncompctition; Nonsolicitation.

(i) During the Term and for twelve (12) months thereafter (the “Noncompete Period”), regardless of the reason for the termination of the Executive’s employment, with the exception of Death or Disability, the Executive will not, without the express written approval of the CEO or the Board, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined). “Competing Business” shall mean a business conducted in any Restricted Territory that is engaged primarily in the ownership and operation of a primary care medical practice and is licensed to provide and does actively provide professional medical services, diagnostic, therapeutic and ancillary services, nursing and other clinical services, outpatient healthcare services, pharmacy services and all other services pertaining to the operation of a primary care medical practice and that competes with Company within a Restricted Territory. “Restricted Territory” shall mean Miami-Dade, Broward, and Hillsborough counties and other Medicare Advantage service areas in the State of Florida and any other state in which the Company has clinical operations as of the Date of Termination. Notwithstanding the foregoing, the Executive may passively invest in the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business. The running of the Noncompete Period shall be extended by the time during which the Executive engages in a violation of this section.

(ii) During the Term and for twenty-four (24) months thereafter (the “Non-solicit Period”), regardless of the reason for the termination of the Executive’s employment, the Executive will refrain from (A) directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person

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to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (B) soliciting or encouraging any customer, supplier or payer to terminate or otherwise modify adversely its business relationship with the Company or any company included as of the Date of Termination in the Company’s then-current acquisition pipeline. The running of the Non-solicit Period shall be extended by the time during which the Executive engages in a violation of this section.

(iii) The Executive understands that the restrictions set forth in this Section 6(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in the Company’s business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Term, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to , being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 6(f). The Company shall agree with Executive on reasonable compensation for any such engagement lasting more than 24 hours.

(g) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 6, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, if the Executive breaches, or proposes to breach, any portion of this Section 6, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

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7. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of Florida. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

8. Integration. This Agreement, together with the Equity Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

9. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

10. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

11. Enforceability; Effectiveness. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any ex tent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If the Executive fails to complete a background check to the satisfaction of the Company, this Agreement shall automatically become null and void and of no further force and effect.

12. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach .

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the CEO or the Board.

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15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

16. Governing Law. This is a Florida contract and shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Faxed, scanned, emailed, pdf’s and copies shall be binding as originals.

18. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

CANO HEALTH, LLC

By:	/s/ Marlow Hernandez
Its:	Chief Executive Officer

EXECUTIVE

/s/ David Armstrong
David Armstrong

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

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Exhibit A

RELEASE

I enter into this Separation Agreement (the “Release”) pursuant to Section 4 of the Employment Agreement between Cano Health LLC (the “Employer”) and me dated [DATE], 2018 (the “Employment Agreement”). I acknowledge that my timely execution and return [and my non-revocation] of this Release are conditions to the payment of the “Salary Continuation” and other post-employment benefits described in Section 4 of the Employment Agreement. I therefore agree to the following terms:

1. Release of Claims. I voluntarily release and forever discharge the Employer, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the ‘‘Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to my employment by the Employer and/or any affiliate of the Employer and the termination of my employment;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal , state or local law (including, without limitation, Claims of age discrimination or retaliation under the [Age Discrimination in Employment Act,] Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Claims of any form of discrimination or retaliation that is prohibited by the Florida Civil Rights Act, Florida Whistleblower Protection Act, Florida Workers’ Compensation Retaliation Provision, Article X, Section 24 of the Florida Constitution, and the Florida Fair Housing Act);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•

for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, including under the Florida Minimum Wage Act (except for such wages, bonuses, incentive compensation, stock, stock options, vacation pay or other compensation or benefits otherwise due to me under the Employment Agreement); and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees ;

provided, however, that this release shall not affect my rights under the Employment Agreement, nor shall it affect any Claim that by express terms of law may not be waived.

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I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement.

2. Protected Disclosures. Nothing contained in this Agreement limits my ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits my ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including my ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. lf I file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on my behalf, or if any other third party pursues any claim on my behalf, I waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action). Further, for the avoidance of doubt pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3. Ongoing Obligations. I reaffirm my ongoing obligations to the Company and the Parent (as defined in the Employment Agreement), including under the Employment Agreement and any Equity Documents (as defined in the Employment Agreement).

1. No Assignment. I represent that I have not assigned to any other person or entity any Claims against any Releasee.

2. Right to Consider and Revoke Release. I acknowledge that I have been given the opportunity to consider this Release for a period of 21 days from the date when it is tendered to me. In the event that I executed this Release within less than 21 days, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release until the end of the 21-day period. To accept this Release, I shall deliver a signed Release to the Employer’s Chief Executive Officer within such 21-day period; provided that I acknowledge that the Employer may change the designated recipient by notice. For a period of seven days from the date when I execute this Release (the “Revocation Period”), I shall retain the right to revoke this Release by written notice that is received by the Employer’s Chief Executive Officer on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the 21-day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period.

3. Other Terms.

(a) Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.

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(b) Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c) Amendment. This Release may be amended only upon a written agreement executed by the Employer and me.

(d) Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e) Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the State of Florida, and shall in all respects be interpreted, enforced and governed under the laws of the State of Florida, without giving effect to the conflict of laws principles of such state. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Employer or me.

(f) Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Employer or any of its agents. representatives or attorneys regarding any subject matter addressed in this Release.

So agreed.

David Armstrong	Date

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